Exhibit 2

Relevant part of the Minutes of the Board of Directors of Central Puerto S.A. on March 11, 2019

Minutes no. 337: In the City of Buenos Aires, on March 11, 2019, the Board of Directors of CENTRAL PUERTO S.A. (hereinafter, the “Company” or “CPSA”, indistinctly) convened. The following directors were present: Osvaldo RECA, Miguel DODERO, Oscar GOSIO, Juan José SALAS, Diego PETRACCHI, Tomás PERES, Tomás WHITE, Jorge RAUBER, Cristián LOPEZ SAUBIDET, Jorge Eduardo VILLEGAS and Liliana MURISI, who attended via conference video call. The following members of the Statutory Audit Committee also attended the meeting: Cesar HALLADJIAN, Eduardo EROSA and Juan NICHOLSON. At 2 p.m., there being enough quorum to hold the meeting, the meeting was commenced and the (…) twelfth item on the agenda was submitted for consideration: 12) ANNUAL GENERAL MEETING AND SPECIAL GENERAL MEETING CALL. Mr. Osvaldo RECA continued taking the floor and informed the shareholders that in view of the legal and bylaw requirements of the Company, it is necessary to call an Annual General Meeting and a Special General Meeting. Upon the proposal of Mr. President, the Board of Directors approved unanimously to originally call an Annual General Meeting and a Special General Meeting for April 30, 2019 at 11 a.m., being the meeting on second call on the same day at 12 at Av. Tomás A. Edison 2701, City of Buenos Aires. Should the original call fail to succeed, the meeting held on second call will only cover the items of the Annual General Meeting, which include the following: 1) Appointment of two shareholders to sign the minutes. 2)Consideration of the Annual Report and its exhibit, the Statement of Income, the Statement of Comprehensive Income, the Statement of Financial Position, the Statement of Changes in Equity, the Statement of Cash Flow, the Notes to the Financial Statements and Exhibits, the Reporting Summary, the Additional Information to the Notes to the Financial Statements- Article 12, Chapter III, Title IV of RG no. 622/2013 of the Argentine Securities Commission (CNV) and Article 68 of the Listing Rules in Bolsas y Mercados Argentinos S.A., Auditor Report, and Statutory Auditing Committee Report, all of them for the period ended December 31, 2018. 3) Consideration of the income (loss) for the period and of the rest of the retained earnings, and of the Board of Director’s proposal that consists on assigning: (i) the amount of thousands ARS 450,459 to restructure the statutory reserve, (ii) the amount of thousands ARS 712,524 to the creation of the statutory reserve for the period and (iii) the amount of thousands ARS 13,552,354 to the optional reserve to be defined at the Shareholders’ Meeting. Consideration and approval of the Bonus Share established by section 12 and 33 of the Bylaws. 4) Consideration of the Board of Directors performance during the period ended December 31, 2018. 5) Consideration of the Statutory Audit Committee performance during the period ended December 31, 2018. 6) Consideration of the remuneration of the Company’s Board of Directors for the period ended December 31, 2018 within the limit of profits in accordance with article 261 of Law no. 19550 and CNV Regulations. Consideration of the advanced payment of fees to the Board of Directors for the period closing next December 31, 2019. 7) Consideration of the remuneration of the members of the Statutory Audit Committee for the period ended December 31, 2018; and the fee scheme for the period closing next December 31, 2019. 8) Fixing of the number of Deputy Directors and appointment of Directors and Deputy Directors. Continuity of the current Chairman until the appointment by the Board of Directors of the Company. 9) Appointment of the Statutory Audit Committee members and deputy members for the period closing next December 31, 2019. 10) Consideration of the remuneration of the external accountant of the Company regarding the annual accounting documents for the period 2018. 11) Appointment of the external accountant and of the deputy external accountant for the period closing next December 31, 2019 and the fixing of its remuneration. 12) Approval of the Annual Budget for the functioning of the Audit Committee. 13) Granting of authorizations. (…) There being no further business to discuss, the meeting was adjourned at 3.20 p.m.

Leonardo Marinaro

Head of Market Relations

Central Puerto S.A.